SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 1997

NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                     (Zip Code)

                              (503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant made the following announcement on May 29, 1997:

NIKE, Inc. today announced that it expects earnings for the fourth quarter ending May 31, 1997 will be between $0.51 and $0.56 per share, below the consensus estimate of $0.69.* The Company expects to report results in early July.*

The Company reported that earnings would be impacted by a one-time pre-tax charge of $18 million ($0.04 per share) primarily related to the shutdown of a manufacturing facility at its Bauer Inc. subsidiary as part of its long-term plan to reposition some manufacturing facilities to more cost-effective overseas operations.*

The Company also stated that the remaining differences between the earnings estimates of analysts and the Company are primarily due to revenues below analysts' estimates. The lower than estimated revenues are attributable to shifts in the mix of futures and at-once orders, timing of shipments in Europe, product shortages, and a slight increase in U.S. order cancellations.*

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Bauer Inc., the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties Corporation, which markets a full line of licensed headwear. All per share data reflects the Company's 2-for-1 stock split that became effective October 23, 1996. Total revenues for the trailing twelve months ending February 28, 1997, were $8.66 billion.

* The marked items are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.
Some forward-looking statements in this release concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.


Dated :  June 10, 1997                         NIKE, Inc.


                                               By /s/ Robert S. Falcone
                                                  Vice President and
                                                  Chief Financial Officer